Exhibit 99.1

OpGen Announces Pricing of $3.5 Million Public Offering

ROCKVILLE, MD., May 1, 2023 (GLOBE NEWSWIRE) – OpGen, Inc. (Nasdaq: OPGN, “OpGen” or “the Company”), a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease, today announced the pricing of a public offering of an aggregate of 4,495,825 shares of its common stock (or pre-funded warrants in lieu thereof) and common stock purchase warrants to purchase up to 4,495,825 shares of common stock at a combined public offering price of $0.7785 per share (or pre-funded warrant in lieu thereof) and accompanying warrant. The warrants will have an exercise price of $0.7785 per share, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the warrants, and will expire five years from the date of stockholder approval. The closing of the offering is expected to occur on or about May 4, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering, before deducting the placement agent's fees and other offering expenses, are expected to be approximately $3.5 million. The Company intends to use the net proceeds from this offering to: (i) support continued commercialization of our FDA-cleared Acuitas AMR Gene Panel test for isolates in the U.S.; (ii) commercialize our products with a focus on the Unyvero Platform and diagnostic tests; (iii) support continued research and development, clinical trials and regulatory submissions for our Unyvero products; (iv) support further development and commercialization of the Ares Genetics database and service offerings; (v) support directed sales and marketing efforts to the customers and collaborators for our products and services; (vi) invest in manufacturing and operations infrastructure to support sales of products; and (vii) repay certain outstanding indebtedness of the Company and its subsidiaries. We intend to use the remaining net proceeds for working capital and other general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-271190), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 1, 2023. The offering is being made only by means of a prospectus which forms a part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Company also has agreed to amend certain existing warrants to purchase up to an aggregate of 6,396,903 shares of the Company’s common stock that were previously issued in February 2018 through January 2023 and have exercise prices ranging from $2.65 to $7.54 per share, effective upon the closing of the offering, such that the amended warrants will have a reduced exercise price of $0.7785 per share, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the warrants, and will expire five years from the date of stockholder approval.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About OpGen, Inc.

OpGen, Inc. (Rockville, Md., U.S.A.) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s current product portfolio includes Unyvero, Acuitas AMR Gene Panel, and the ARES Technology Platform including ARESdb, NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction including ARESiss, ARESid, ARESasp, and AREScloud, as well as the Curetis CE-IVD-marked PCR-based SARS-CoV-2 test kit.

For more information, please visit www.opgen.com.

Forward-Looking Statements

These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Forward-looking statements may include, without limitation, statements regarding the consummation of the offering, the satisfaction of the closing conditions of the offering and the use of net proceeds therefrom. Factors that could cause our results to differ materially from those described include, but are not limited to, the success of our commercialization efforts, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from this financing or other financings, our ability to satisfy debt obligations under our loan with the European Investment Bank, the effect of the military action in Russia and Ukraine on our distributors, collaborators and service providers, our liquidity and working capital requirements, the effect on our business of existing and new regulatory requirements, the receipt of stockholder approval under Nasdaq rules in connection with the warrants, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:

Oliver Schacht

President and CEO

InvestorRelations@opgen.com

OpGen Investor & Press Contact:

Alyssa Factor

Edison Group

afactor@edisongroup.com